UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 1, 2006

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-11038	41-0857886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6680 N. Highway 49
Lino Lakes, MN	55014
(Address of Principal Executive Offices)	(Zip Code)

(651) 784-1250
 (Registrant’s Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02.     Termination of a Material Definitive Agreement

          On May 1, 2006, Northern Technologies International Corporation (“NTIC”) and Inter Alia Holding Co. (“Inter Alia”) entered into a termination agreement pursuant to which they agreed to mutually terminate that certain Manufacturer’s Representative Agreement dated as of as of October 1, 1976 and as subsequently amended thereafter.  Inter Alia beneficially owns approximately 25.4% of NTIC’s outstanding common stock and is owned by, among others, G. Patrick Lynch, NTIC’s President and Chief Executive Officer, and Philip M. Lynch, NTIC’s former Chairman of the Board and Chief Executive Officer and current Chairman Emeritus.  During the six months ended February 28, 2006 and fiscal year ended August 31, 2005, NTIC paid to Inter Alia $65,001 and $137,089, respectively, on the net proceeds of sales of NTIC’s products and reimbursed Inter Alia $241,503 and $602,000, respectively, for travel and related expenses.  In addition, NTIC has paid health insurance premiums of $6,623 and $17,510 for the six months ended February 28, 2006 and fiscal year ended August 31, 2005, respectively, related to policies that insure Mr. Philip M. Lynch.

          It is expected that in NTIC will enter into a consulting agreement with Mr. Philip M. Lynch pursuant to which NTIC will engage Mr. Lynch or an affiliated entity as an independent consultant to perform consulting services to NTIC in exchange for a consulting fee and reimbursement of out-of-pocket and documented travel expenses.  Final terms of such consulting agreement, however, have not yet been finalized.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By:

Matthew C. Wolsfeld
Chief Financial Officer

Dated: May 4, 2006